EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 25, 2005 (September 26, 2005, as to Note 2) relating to the consolidated financial statements of PNM Resources, Inc. (which reports express unqualified opinions and include explanatory paragraphs regarding the adoption of Statement of Financial Accounting Standard No. 143, Accounting for Asset Retirement Obligations, effective January 1, 2003, and the change in the actuarial valuation measurement date for the pension pan and other post-retirement benefits from September 30 to December 31) and our reports dated February 25, 2005 relating to the financial statement schedules and management's report on the effectiveness of internal control over financial reporting appearing in the Current Report on Form 8-K of PNM Resources, Inc. dated September 26, 2005, and our report dated June 16, 2005 appearing in the Annual Report on Form 11-K of  the PNM Resources, Inc. Retirement Savings Plan for the year ended December 31, 2004.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California
November 4, 2005